Exhibit 99.3

LINCOLN INTERNATIONAL, INC. 2026 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2026 Incentive Award Plan (as amended from time to time, the “Plan”) of Lincoln International, Inc. (the “Company”).
The Company hereby grants to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), and the special terms and provisions, if any, for the Participant's country of residence in the appendix attached hereto as Exhibit B (the “International Appendix”), each of which are incorporated into this Grant Notice by reference. Each vested RSU represents the right to receive, in accordance with the Agreement, one share of Class A Common Stock (“Share”). Each RSU is hereby granted in tandem with a corresponding dividend equivalent to the extent a portion of such RSU is vested, as further described in Article II of the Agreement (the “Dividend Equivalents”).

Participant:	[Insert Participant Name]
Grant Date:	[Insert Grant Date]
Number of RSUs:	[Insert Number of RSUs]
Vesting Commencement Date:	[Insert Vesting Commencement Date]
Vesting Schedule:	[To be specified in individual agreements]

By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and the International Appendix, as applicable. Participant has reviewed the Plan, this Grant Notice, the Agreement and the International Appendix, as applicable, in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the International Appendix, as applicable. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice, the Agreement and the International Appendix, as applicable.

LINCOLN INTERNATIONAL, INC.	PARTICIPANT

By:	By:

Print Name:	Print Name:

Title:

EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
Section 1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,
(a)     “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(b)    “Participating Company” shall mean the Company or any of its parents or Subsidiaries.
Section 1.2    Incorporation of Terms of Plan. The RSUs and the shares of Common Stock issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan (including, without limitation, Section 10.6 thereof), which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS
Section 2.1    Award of RSUs and Dividend Equivalents.
(a)    In consideration of Participant’s past and/or continued employment with or service to a Participating Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Article VIII of the Plan. Each RSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable RSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each RSU shall be equal to the amount of cash that is paid as a dividend on one Share. All such Dividend Equivalents shall be credited to Participant and be deemed to be reinvested in additional RSUs as of the date of payment of any such dividend based on the Fair Market Value of a Share on such date. Each additional RSU that results from such deemed reinvestment of Dividend Equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions that apply to the underlying RSU to which such additional RSU relates.
Section 2.2    Vesting of RSUs and Dividend Equivalents.
(a)    Subject to Participant’s continued employment with or service to a Participating Company on each applicable vesting date and subject to the terms of this Agreement (including Sections 2.2(b) – (e) below), the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice. Each additional RSU that results from deemed reinvestments of Dividend Equivalents pursuant to Section 2.1(b) shall vest whenever the underlying RSU to which such additional RSU relates vests.
(b)    In the event Participant incurs a Termination of Service for any reason other than due to Participant’s death or Disability, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs and Dividend Equivalents granted under this Agreement that have not vested or do not vest on or prior to the Cessation Date, and Participant’s rights in any such RSUs and Dividend Equivalents that are not so vested shall lapse and expire; provided that, in the event of a Termination of Service described in this Section 2.2(b) other than a Termination of Service for Cause, the Company may make a determination that it is in the Company’s best interest that Participant not forfeit Participant’s unvested Awards on the Cessation Date and that selected unvested Awards shall not be forfeited merely because of such a Termination of Service before the relevant scheduled vesting date or dates, but shall continue to vest in accordance with the vesting schedule set forth in the Grant Notice so long as (i) Participant executes and does not revoke a release of claims in a form that is acceptable to the Company and (ii) continues to comply with any restrictive covenants to which Participant is subject. If Participant does not sign such release or revokes such release before it becomes irrevocable, or violates any applicable restrictive covenants prior to any scheduled vesting date set forth in the Grant Notice, any outstanding RSUs and Dividend Equivalents shall be forfeited and cancelled.
(c)    In the event of Participant’s Termination of Service due to Participant’s death, any unvested RSUs will become fully vested.
(d)    In the event of Participant’s Termination of Service due to Participant’s Disability, any unvested RSUs will continue to vest in accordance with the vesting schedule set forth in the Grant Notice.
(e)    Notwithstanding the foregoing, in the event of a Change in Control, the Award will be treated in accordance with Section 8.3 of the Plan.
Section 2.3    Distribution or Payment of RSUs.
(a)    Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) within thirty (30) days of the applicable vesting date of any RSUs pursuant to the Grant Notice and Section 2.2 hereof. Notwithstanding the foregoing, the Company may delay a distribution in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A. Notwithstanding anything to the contrary, the exact payment date of this Award shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).
(b)    All distributions shall be made by the Company in the form of whole Shares.
Section 2.4    Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Participating Company with respect to which the applicable withholding obligation arises.
Section 2.5    Tax Withholding.
(a)    As set forth in Section 9.5 of the Plan, the Participating Companies shall have the authority to deduct or withhold, or require Participant to remit to the applicable Participating Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable pursuant to the RSUs in satisfaction of any applicable tax withholding obligations based on Participant’s Applicable Withholding Rate, subject to Section 9.5 of the Plan. Participant’s “Applicable Withholding Rate” shall mean the greater of (i) the minimum applicable statutory tax withholding rate or (ii) a greater withholding rate designated by the Participant, but in no event greater than the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the RSUs under generally accepted accounting principles in the United States of America); provided, however, that the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.
(b)    The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the RSUs or any other taxable event related to the RSUs.
(c)    Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action any Participating Company takes with respect to any tax withholding obligations that arise in connection with the RSUs. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

Section 2.6    Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
Section 3.1    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Laws, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
Section 3.2    RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
Section 3.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Article VIII of the Plan.
Section 3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last email or physical address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
Section 3.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 3.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, this Agreement and the International Appendix, as applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Laws. To the extent permitted by Applicable Laws, the Plan, the Grant Notice, this Agreement and the International Appendix, as applicable, shall be deemed amended to the extent necessary to conform to Applicable Laws.
Section 3.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant, unless such action is necessary to ensure or facilitate compliance with Applicable Law, as determined by the Administrator.
Section 3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs (including RSUs that result from the deemed reinvestment of Dividend Equivalents), the Dividend Equivalents, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 3.11    Not a Contract of Service Relationship. Nothing in this Agreement, the International Appendix, as applicable, or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent (a) expressly provided otherwise in a written agreement between a Participating Company and Participant or (b) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.
Section 3.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Section 3.13    Section 409A.
(a)    General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.
(b)    Non-qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to this Award and this Agreement.
Section 3.14    Agreement Severable. In the event that any provision of the Grant Notice, this Agreement or the International Appendix, as applicable, is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice, this Agreement or the International Appendix, as applicable.
Section 3.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents.
Section 3.16    Clawback. The RSUs (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or settlement of the RSUs or the receipt or resale of any Shares underlying the RSUs) will be subject to any Company claw-back policy as in effect from time to time, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).
Section 3.17    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 3.18    Electronic Delivery. By accepting this Award, whether electronically or otherwise, Participant hereby (i) consents to receive such documents by electronic means, (ii) consents to the use of electronic signatures, and (iii) agrees to participate in the Plan and/or receive any such documents through an on line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click through electronic acceptance of terms and conditions.
Section 3.19    Special Provisions for RSUs Granted to Participants Outside the United States. If the Participant performs services for any Participating Company outside of the United States, this Agreement shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the International Appendix. If the Participant relocates to one of the countries included in the International Appendix during the life of this Agreement, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable foreign and local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on this Agreement, the RSUs and the Shares issued upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
* * * * *

EXHIBIT B
TO RESTRICTED STOCK UNIT AWARD AGREEMENT
SPECIAL PROVISIONS FOR RESTRICTED STOCK UNITS
GRANTED TO PARTICIPANTS OUTSIDE THE U.S.
This Exhibit B includes additional terms applicable to Participants who reside or provide services to a Participating Company in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement to which this Exhibit B is attached and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
This International Appendix also includes information relating to exchange control and other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of May 19, 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant does not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs are settled or Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of the Participant, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Participant.